UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas		75206
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2011, TransAtlantic Petroleum Ltd. (the “Company”), TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), a wholly-owned subsidiary of the Company, and Valeura Energy Inc. (“VEI”), entered into a letter agreement (the “Letter Agreement”) whereby VEI offered to acquire 61.54% of the shares (the “PTI Shares”) of Pinnacle Turkey, Inc. (“PTI”) and certain interests from PTI and Thrace Basin Natural Gas Turkiye Corporation (“TBNG”) in certain exploration licenses and production leases on properties in the Thrace Basin and Gaziantep areas of Turkey, together with associated assets (collectively, the “Assets”). VEI’s acquisition of the PTI Shares and the Assets would have an effective date of October 1, 2010.

The Letter Agreement relates to an option agreement, dated November 8, 2010 (the “Option Agreement”), by and between TransAtlantic Worldwide and Mustafa Mehmet Corporation (“MMC”), whereby TransAtlantic Worldwide had the option to acquire all of the shares of TBNG and PTI (the “Acquisition”) for consideration of $100 million in cash and the issuance of 18.5 million of the Company’s common shares. The Option Agreement required TransAtlantic Worldwide to exercise the option by February 11, 2011, and provided that the Acquisition would have an effective date of October 1, 2010. Under the terms of the Letter Agreement, TransAtlantic Worldwide was required to exercise its option under the Option Agreement by February 10, 2011, with VEI to provide approximately $61.5 million in funding to acquire the PTI Shares and the Assets (the “VEI Acquisition”), subject to certain tax adjustments to be made at and after closing.

Under the Letter Agreement, the parties agreed to negotiate in good faith the terms of certain definitive agreements, including agreements to transfer the PTI Shares and the Assets, and to use reasonable commercial efforts to finalize the definitive agreements no later than March 18, 2011.

If any of the conditions precedent of the Letter Agreement are not satisfied before closing, or if closing has not occurred by July 11, 2011, any party is entitled to terminate its obligations under the Letter Agreement. If the VEI Acquisition does not proceed as a result of a material breach by TransAtlantic Worldwide, the Company or VEI of the Letter Agreement, a material breach by TransAtlantic Worldwide of the Option Agreement or a material breach of certain other agreements entered into in contemplation of the acquisition of TBNG and PTI, the breaching party shall be liable to the non-breaching party for all direct damages, costs and expenses suffered by the non-breaching party as a direct result thereof, up to a maximum of $9.2 million.

The Letter Agreement further provides that until March 18, 2011, the Company and TransAtlantic Worldwide will not, subject to certain exceptions, directly or indirectly discuss, negotiate with, solicit, initiate or encourage any inquiries, proposals or offers from any person relating directly or indirectly to the acquisition of the PTI Shares or the Assets.

Item 8.01 Other Events.

On February 10, 2011, TransAtlantic Worldwide exercised its option to purchase all of the shares of TBNG and PTI pursuant to the Option Agreement. TransAtlantic Worldwide is required to close the transactions contemplated by the Option Agreement within ninety days of February 10, 2011, which could be extended a further sixty days to obtain any required Turkish government consents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 14, 2011

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary